EXHIBIT 4.3

SECURED PROMISSORY NOTE

$590,000.00                                                                                                                    August 19, 2009

1. Names

Borrower:
Integrated Environmental Technologies, Ltd., a Nevada corporation
4235 Commerce Street
Little River, South Carolina 29566

Lender:
Zanett Opportunity Fund, Ltd.
c/o Appleby Spurling Hunter
Canon’s Court
22 Victoria Street
PO Box HM 1179
Hamilton HM EX
Bermuda

2. Promise to Pay

For value received and intending to be legally bound hereby, Borrower hereby unconditionally promises to pay to the order of Lender the principal sum of Five Hundred Ninety Thousand and 00/100 Dollars ($590,000.00,) together with interest on the outstanding principal balance hereof from time to time outstanding from the date hereof until this Note is paid in full.

3.   Interest and Fees

The principal sum outstanding from time to time hereunder shall bear interest at the rate of twelve percent (12%) per annum.

Borrower further agrees to pay a loan fee of $14,750, payable on the Maturity Date (as defined below).  In addition, concurrent with the delivery of this Note, Borrower will issue to Lender warrants for common stock of the corporation known by the ticker symbol “IEVM” (the “Corporation) as follows:  5,900,000 warrants exercisable for $0.10 per share, expiring August 14, 2014.

Lender shall have the right to convert this Note (including interest) at any time to restricted shares of the Corporation’s common stock at $0.10 per share.  In the event that Lender elects to convert this Note to restricted shares of the Corporation, Lender shall also receive 2,950,000 additional warrants exercisable at $0.20 per share (the “Additional Warrants”).  The Additional Warrants shall be effective on the conversion date, and shall expire August 14, 2014.

All exercise and conversion prices referenced in this Note, including those set forth in paragraphs 2 and 3, shall be adjusted for stock splits, dividends, combinations and other similar events.

3.   Maturity Date

Borrower shall repay the entire amount of principal and interest on or before November 16, 2009 (the “Maturity Date”).  In the event that the entire amount of principal and interest is not repaid by the Maturity Date, Borrower agrees to pay Lender a late fee equal to $3,000 per month until this Note is paid in full.  In the event that the entire amount of principal and interest is not repaid by February 16, 2010, Lender shall have the right to convert the unpaid portion of this Note (including interest) to restricted shares of the Corporation’s common stock at $0.05 per share, and a pro rata share of the 5,900,000 warrants will be exercisable at $0.05 per share, and a pro rata share of the 2,950,000 warrants will be exercisable at $0.10 per share.  The pro rata portion of the respective warrants that will be exercisable at the reduced prices shall be determined by dividing the total amount not repaid (including interest, fees and any other amounts due hereunder) by the total amount of this Note (including interest, fees and any other amounts due hereunder), multiplied by the number of such warrants.  All amounts payable hereunder to Lender shall be paid in United States Dollars in immediately available funds to an account designated by Lender.

4.   Prepayment

Borrower may prepay all or any part of the principal without penalty.  Should Borrower elect to repay the Note before the Maturity Date, Borrower shall give Lender no less than ten (10) days written notice of Borrower’s intention to prepay, at which point Lender may choose to either accept repayment of the Note or convert into shares of common stock of the Corporation as provided herein. Any such prepayment shall be accompanied by the payment of all accrued and unpaid interest hereunder and all other sums, if any, which are due and payable hereunder or otherwise in connection with this Note to the date of prepayment.

5.   Security

(a) To secure its obligations under this Note and to induce Lender to extend the loan to Borrower, Borrower hereby grants, conveys and assigns to Lender a security interest in and lien on:

(1) Five Hundred Ninety Thousand Dollars ($590,000.00), a portion of the full amount of the account receivable of the next installment due (on or before October 31, 2009) to Integrated Environmental Technologies, Ltd from Benchmark Performance Group, LLC under the June 20, 2007 Stock Subscription Agreement (the “Benchmark Amount”); and

(2) All “hard and soft” assets of Borrower set forth on Schedule I hereto, and all proceeds of the foregoing (together with the Benchmark Amount, the “Collateral”).

(b) Borrower hereby authorizes Lender, and appoints Lender as its attorney-in-fact, to file in such office or offices as Lender deems necessary or desirable such financing and continuation statements and amendments and supplements thereto, and such other documents as Lender may require to perfect, preserve and protect the security interests granted herein.

(c) Borrower agrees that from time to time, it will promptly execute and deliver all such further instruments and documents, and take all such further action as may be necessary or desirable, or as Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder and with respect to any Collateral or to otherwise carry out the purposes of this agreement.

This Note shall constitute a security agreement for purpose of granting to Lender a security interest in the Collateral.  It is expressly stated that no portion of the Collateral is pledged by Borrower against any other loan.  Except as set forth on Schedule II hereto, the security interest granted by Borrower to Lender hereunder is and at all times hereafter shall be a first priority security interest in the Collateral.

6. Use and Care of the Collateral

Until this Note is paid in full, Borrower agrees to:

A.	Keep the original documents and “hard assets” at Borrower's location, and use these only in the case of an Event of Default (as defined below);

B.	Not sell, transfer or release the Collateral without Lender’s prior written consent, except in the ordinary course of business, consistent with past practice;

C.	Pay all taxes on the Collateral as they become due; and

D.	Allow Lender to inspect the original documents and “hard assets” at any reasonable time.

7.   Borrower's Default

Each of the following shall constitute an event of default (each, an “Event of Default”) hereunder:

(a) If Borrower fails to make any payment required hereunder within 5 days after such payment was due; and

(b) If Borrower fails to correct any violation of paragraph 6 herein within 30 days of receiving written notice of such violation.

8.   Lender's Rights

Upon the occurrence of an Event of Default, Lender may exercise, in addition to any other rights and remedies provided herein or legally available to Lender, all rights and remedies of a secured party contained in the Uniform Commercial Code for the state of New York.

9.   Remedies

Upon the occurrence of any Event of Default hereunder, the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon and all other sums owing hereunder, shall, at the option of Lender, become immediately due and payable, without presentation, demand or further action of any kind, and Lender may forthwith exercise, singly, concurrently, successively or otherwise, any and all rights and remedies available to Lender hereunder with respect to any Collateral pledged, mortgaged or assigned as security therefor or otherwise available to Lender at law or in equity. The failure of the holder hereof to accelerate the outstanding principal balance of this Note upon the occurrence of an Event of Default hereunder shall not constitute a waiver of such default or of the right to accelerate this Note at any time thereafter so long as the Event of Default remains uncured.

10.   Collection Costs

Borrower agrees to pay all costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender relating to the enforcement of this Note.

11.   Entire Agreement

This is the entire agreement between the parties.  It replaces and supersedes any and all oral agreements between the parties, as well as any prior writings.

12.   Successors and Assignees

This Note shall be binding upon Borrower’s heirs, successors and assigns.  Borrower may not assign, transfer, or otherwise dispose of this Note or its obligations hereunder without the prior written consent of Lender.  This Note is freely transferable and assignable by Lender and the rights and privileges of Lender under the Note shall inure to the benefit of each holder of this Note and such holder’s heirs, successors, endorsees and assigns.

13.   Notices

All notices must be in writing. A notice may be delivered to a party at the address that follows a party's signature or to a new address that a party designates in writing. A notice may be delivered:

•	in person,

•	by certified mail, or

•	by overnight courier.

14.   Governing Law; Consent to Jurisdiction

This agreement will be governed by and construed in accordance with the laws of the State of New York.  Borrower hereby submits to the personal jurisdiction in the State of New York, consents to the jurisdiction of any competent state or federal district court sitting in New York City, New York, and waives any and all rights to raise lack of personal jurisdiction as a defense in any action, suit or proceeding in connection with this Note or any related matter.

15.   Waiver of Jury Trial

THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BOUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS NOTE.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS NOTE, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR OTHER MODIFICATIONS TO THIS NOTE OR TO ANY OTHER DOCUMENT OR AGREEMENT RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS NOTE.

16.  Modification

This Note may be modified only by a writing signed by both parties.

17.  Waiver

If one party waives any term or provision of this Note at any time, that waiver will be effective only for the specific instance and specific purpose for which the waiver was given.  If either party fails to exercise or delays exercising any of its rights or remedies under this Note, that party retains the right to enforce that term or provision at a later time.

18.   Severability

If any court determines that any provision of this Note is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this Note invalid or unenforceable and such provision shall be modified, amended or limited only to the extent necessary to render it valid and enforceable.  If a law which applies to the loan evidenced by this Note and which sets maximum loan charges is finally interpreted so that the interest or other charges collected or to be collected in connection with the loan exceed the permitted limit, then (1) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit, and (2) any sums already collected from Borrower which exceed permitted limits will be refunded to Borrower.  Lender may choose to make any such refund by reducing the principal owed under this Note or by making a direct payment to Borrower.  Any such reduction or payment shall not cure or waive any default by Borrower hereunder.  Borrower agrees, however, that in determining whether or not any interest payable hereunder exceeds the highest rate permitted by law, any non-principal payment (except payments specifically stated herein to be "interest"), including, without limitation, late charges, shall be deemed to the extent permitted by law to be an expense, fee, or premium rather than interest.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has duly executed and delivered this Note the day and year first above written.

BORROWER

Integrated Environmental Technologies, Ltd.,
a Nevada corporation with its principal operating offices located at:
4235 Commerce Street
Little River, South Carolina 29566

By:           /s/  William E. Prince______

Name: William E. Prince

Title: President and Chief Executive Officer

LENDER

Zanett Opportunity Fund, Ltd.
c/o Appleby Spurling Hunter
Canon’s Court
22 Victoria Street
PO Box HM 1179
Hamilton HM EX
Bermuda

By:           /s/  Zachary McAdoo

Name: Zachary McAdoo

Title: President, McAdoo Capital, Inc., Investment Manager to Zanett Opportunity Fund, Ltd.

Schedule I

Collateral

Borrower grants to Lender a first priority security interest in all of the assets of Borrower and all proceeds thereof, including, without limitation, in the following property, in all its forms, in each case whether now or hereafter existing, whether now owned or hereafter acquired, created or arising, and wherever located (all capitalized terms used herein shall have the meaning ascribed to them in the Uniform Commercial Code as enacted in the State of New York or in any state or states which, pursuant to the Uniform Commercial Code as enacted in the State of New York, has jurisdiction with respect to all, or any portion of, the Collateral or this Note):

•	All Goods;

•	All Accounts;

•	All General Intangibles;

•	All Documents, Letter-of-Credit Rights, and Chattel Paper;

•	All Deposit Accounts and all cash (whether or not deposited in such Deposit Accounts);

•	All Instruments;

•	All Investment Property;

•	All Commercial Tort Claims;

•	All Supporting Obligations; and

•	All Proceeds of any and all of the foregoing.

Schedule II

Existing Liens and Encumbrances

Lender	Loan Date	Due Date	Loan Amount

Christopher Lank	5/20/2009	7/15/2009 / 11/16/2009	$62,500

Samson, LLC	22/2009	11/16/2009	100,000

Lloyd Levidow PSP	7/5/2009	11/16/2009	25,000

Ari Schafer	7/29/2009	11/16/2009	25,000

John Hawley	8/10/2009	11/16/2009	40,000
			$252,500

The liens and encumbrances listed above are collateralized by the final installment of the Benchmark Stock Acquisition Agreement dated June 20, 2007.